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                                                            EX-99.B6-selling

      SELLING GROUP AGREEMENT JACKSON NATIONAL FINANCIAL SERVICES, INC.
       5901 Executive Drive, P. O. Box 24068 Lansing, Michigan  48909

                                                  Date__________________________

Dear Sirs:

     As principal underwriter and distributor, we invite you to join a Selling Group for the distribution of shares of the Jackson National Capital Management Funds (herein called "Funds"), but only in those states in which the shares of the Funds may legally be offered for sale. As exclusive agent of the Funds, we offer to sell to you shares of the Funds on the following terms:

     1. In all sales of these shares to the public you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the issuer, for us, or for any other member of the Selling Group.

     2. Orders received from you will be accepted by us only at the public offering price applicable to each order, as established by the Prospectus of the Funds, subject to the discount, commission or other concession, if any, as provided in such Prospectus. Upon receipt from you of any order to purchase shares of a Fund, we shall confirm to you in writing or by wire to be followed by a confirmation in writing. Additional instructions may be forwarded to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.

     3. You may offer and sell shares to your customers only at the public offering price determined in the manner described in the Prospectus. The public offering price is the net asset value per share as provided in the Prospectus plus, with respect to certain Funds, a sales charge from which you shall receive a discount equal to a percentage of the applicable offering price as provided in the Prospectus. You shall receive concession or sales commission, with respect to the sale of shares of certain Funds, equal to a percentage of the amount invested as provided in the Prospectus. You may also receive a concession with respect to the sale of shares of certain Funds at net asset value to certain employee benefit plans subject to the terms and conditions specified in the Prospectus. The discounts or other concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of a Fund (such as cumulative discounts, letters of intent, etc., the terms of which shall be as described in the Prospectus and related forms) shall be in accordance with the terms of such features. You may receive an administrative service fee for the services described in section 15 below with respect to certain Funds for which such fees are available, as provided in the Prospectus, which administrative service fee shall be payable in such amounts and for such periods and at such intervals as are specified by us in schedule A to this Agreement as maybe amended from time to time.

     4.   By accepting this Agreement, you agree:



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     (a)  To purchase shares only from us or from your customers.
     (b) That you will purchase shares from us only to cover purchase orders already received from your customers, or for your own bona fide investment.
     (c) That you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.

     5.   We will not accept from you any conditional orders for shares.

     6. If any shares confirmed to you under the terms of this Agreement are repurchased by the issuing Fund or by us as agent for the Fund, or are tendered for repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall forthwith refund to us the full discount, commission, finder's fee or other concession, if any, allowed or paid to you on such shares.

     7. Payment in good funds for shares ordered from us must be received by the appropriate Funds' transfer agent within seven days after our acceptance of your order. If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the shares ordered back to the Fund, in which case we may hold you responsible for any loss, including loss of profit suffered by us as a result of your failure to make such payment.

     8. All sales will be made subject to our receipt of shares from the Funds. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely. We reserve the right to modify, cancel or change the terms of this Agreement, upon 15 days prior written notice to you. Also, the sales charges, discounts, commissions, administrative service fees or other concessions of any kind provided for hereunder are subject to change at any time by the Funds and us.

     9. All communications to us should be sent to the address in the heading above. Any notice to you shall be duly given if mailed, telegraphed, or faxed to you at the address specified by you below.

    10. As a result of the necessity to compute the amount of any contingent deferred sales charge due with respect to the redemption of shares, you may not hold shares of a Fund, imposing such a charge in an account registered in your name or in the name of your nominee for the benefit of certain of your customers except with our prior written consent. Except as otherwise permitted by us, shares of such a Fund owned by a shareholder must be in a separate identifiable account for such shareholder.

     11. This Agreement shall be in substitution of any prior selling group agreement.

     12. You agree to release, indemnify and hold harmless the Funds, us and our respective representatives and agents from any and all direct or indirect liabilities or losses resulting from request, directions, actions or inactions of or by you, your officers, employees or


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agents regarding the purchase, redemption or transfer of registration of shares of the Funds for accounts of you, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities. You shall prepare such periodic reports of us as shall reasonably be requested by us.
You shall immediately inform Funds or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence.
You shall provide the Funds and us on a timely basis with such information as may be required to complete various regulatory forms.

     13. No person is authorized to make any representations concerning shares of any Fund except those contained in the Prospectus of such Fund and in printed information subsequently issued by the Fund or by us as information supplemental to such Prospectus. If you wish to use your own advertising with respect to a Fund, all such advertising must be approved by us or by the Fund prior to use. You shall be responsible for any required filing of such advertising.

     14. Your acceptance of this agreement constitutes a representation (I) that you are a registered security dealer and a member in good standing of the National Association of Securities Dealers, Inc., and that you agree to comply with all state and federal laws, rules and regulations applicable to transactions hereunder and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., including specifically Section 26,
Article III thereof, or (ii) if you are offering and selling shares of the Funds only in jurisdictions outside of the several states, territories and possessions of the United States and are not otherwise required to be a member of the National Association of Securities Dealers, Inc., that you nevertheless agree to conduct your business in accordance with the spirit of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and to observe the laws and regulations of the applicable jurisdiction. You likewise agree that you will not offer or sell shares of any Fund in any state or other jurisdiction in which they may not lawfully be offered for sale.

     15. You shall make available an investment management account for your customers through the Funds and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to your customers. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Funds, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule, or regulation. You agree to release, indemnify and hold harmless the Funds, us and our respective representatives and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you, your officers, employees or agents regarding the purchase, redemption or transfer of registration of shares of the Funds for accounts of you, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities. You shall prepare such periodic reports for us as shall reasonably be requested by us. You shall immediately inform the Funds or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence. You shall


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provide the Funds and us on a timely basis with such information as may be required to complete various regulatory forms.

     16. This Agreement shall be construed in accordance with the laws of Michigan. This Agreement is subject to the Prospectus of the Funds from time to time in effect, and, in the event of a conflict, the terms of the Prospectus shall control. References herein to the "Prospectus" of the Funds shall mean the prospectus and statement of additional information of such Fund as from time to time in effect. Any changes, modifications or additions reflected in any such Prospectus shall be effective on the date of such Prospectus (or supplement thereto) unless specified otherwise.

                                       JACKSON NATIONAL FINANCIAL
                                       SERVICES, INC.



                                       By:_____________________________________
                                                   Authorized Signature

                                       Title:__________________________________

We have read the foregoing agreement and accept and agree to the terms and conditions thereof.

     Firm:___________________________________________________________________

     By:_____________________________________________________________________

     Title:__________________________________________________________________

     Address:________________________________________________________________

             ________________________________________________________________

     Telephone:______________________________________________________________

     Tax ID #:_______________________________________________________________

     Contact Person:_________________________________________________________

     Witness:________________________________________________________________

The above agreement should be executed and one copy returned to the dealer.



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JACKSON NATIONAL FINANCIAL SERVICES, INC.


SCHEDULE A TO
SELLING GROUP AGREEMENT



       FUND                                          FEE RATE
       ----------------------------------          ----------
       JACKSON NATIONAL MONEY MARKET FUND             0.00%
       JACKSON NATIONAL TAX-EXEMPT FUND               0.25%
       JACKSON NATIONAL INCOME FUND                   0.25%
       JACKSON NATIONAL GROWTH FUND                   0.25%
       JACKSON NATIONAL TOTAL RETURN FUND             0.25%


FREQUENCY OF PAYMENTS:  SEMIANNUALLY (June 30 and December 31)

MINIMUM PAYMENT:  $50 (WITH RESPECT TO ALL FUNDS IN THE AGGREGATE.)

The fee paid with respect to each Fund will be calculated at the end of each payment period for each business day of the Fund during such payment period at the annual rate set forth above as applied to the average net asset value of the shares of such Fund purchased or acquired through exchange. Fees calculated in this manner shall be paid to you only if your firm is the dealer of record at the close of business on the last business day of the applicable payment period, for the account in which such shares are held.